Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Announces Preliminary Top-line Results for Fourth Quarter and Full-Year 2020

ATLANTA, January 19, 2021 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the treatment of retinal diseases, announces preliminary consolidated net revenue for the fourth quarter of 2020 in excess of $13.5 million and annual 2020 consolidated net revenue in excess of $50.5 million.  Alimera anticipates that cash on December 31, 2020 will be $11.2 million compared to $11.3 million on September 30, 2020.

“While COVID-19 presented new obstacles, we proved our ability to adapt and maintain our business in a challenging year,”  said Rick Eiswirth, Alimera’s President and Chief Executive Officer.  “Despite the resurgence of the pandemic over the past few months, we expect our fourth quarter 2020 sales to exceed third quarter 2020 sales. We look forward to the prospect of a return to more normal conditions later this year and continuing the growth trends we saw prior to COVID. We believe the ability of ILUVIEN® to maintain or improve vision longer with fewer injections is highlighted even more now in light of the pandemic, setting the stage for increased adoption. We will provide additional details in our upcoming fourth quarter earnings call scheduled for late February.”

The preliminary fourth quarter and full-year 2020 revenue results and the amount of cash at December 31, 2020 described above were calculated before the completion of the audit of Alimera’s 2020 financial results by Alimera’s independent registered public accounting firm and are therefore subject to adjustment.

About Alimera Sciences, Inc.

Alimera Sciences is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in our aging populations.  For more information, please visit www.alimerasciences.com.

Forward Looking Statements

This press release may include “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations regarding the timing of when Alimera can begin more normal operations,  Alimera’s ability to recover its pre-coronavirus sales momentum, and Alimera’s belief that the long-acting benefit of ILUVIEN that is being highlighted during the coronavirus pandemic will increase adoption rates in the future. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, uncertainties associated with (a) the continued effects of COVID-19 on the ability or willingness of patients to visit their retina specialists for ILUVIEN injections, including current and future governmental orders and policies adopted by healthcare facilities to address the COVID-19 pandemic; (b) the recent resurgence of the pandemic in both Europe and the U.S., and when in fact the pandemic will subside enough to permit Alimera’s operations to return to a more normal state; (c)  whether the benefits of ILUVIEN will in fact result in higher rates of adoption in the future, as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of (i) Alimera’s Annual Report on Form 10-K for the year ended December 31, 2019, and (ii) Alimera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, both of which are on file with the SEC and are available on the SEC’s website at http://www.sec.gov. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries: For media inquiries: Scott Gordon Jules Abraham for Alimera Sciences for Alimera Sciences scottg@coreir.com julesa@coreir.com # # #